Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-231874) pertaining to the 2019 Incentive Compensation Plan of Steven Madden, Ltd. of our reports dated March 4, 2024, with respect to the consolidated financial statements of Steven Madden, Ltd. and the effectiveness of internal control over financial reporting of Steven Madden, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
November 12, 2024